CARMAX RAISES 4th QUARTER COMPARABLE STORE SALES EXPECTATIONS;
             NOW EXPECTS FOURTH QUARTER EPS OF 23 CENTS TO 25 CENTS


Richmond, Va., February 3, 2005 - For the fourth quarter ending
February 28, 2005, CarMax, Inc. (NYSE: KMX) today:

        |X| Raised comparable store used unit sales growth expectations to a range of 7% to 9% and

        |X| Raised earnings per share expectations to a range of 23 cents to 25 cents.

On December 17, 2004, CarMax had issued fourth quarter expectations of comparable store used unit sales growth in the range of 2% to 7% and earnings per share in the range of 19 cents to 23 cents.

"The strengthening in used car sales trends that we experienced during the third quarter has continued thus far in our fourth quarter," said Austin Ligon, president and chief executive officer. "Consequently, if these trends continue and barring any severe weather interruptions in February, we would expect to see fourth quarter used unit comp growth in the range of 7 to 9% and earnings per share in the range of 23 to 25 cents.

"We are pleased that the continued sales strengthening is broad-based," said Ligon. "We are seeing stronger sales both in our older and newer superstores, as well as in all our geographic regions."

CarMax will issue fourth quarter and fiscal year-end comparable store sales on Friday, March 4, 2005, before the opening of the New York Stock Exchange.

About CarMax
------------

CarMax, a Fortune 500 company, is the nation's leading specialty retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 58 used car superstores in 27 markets. CarMax also operates seven new car franchises, all of which are integrated or co-located with its used car superstores. During the twelve month period ended November 30, 2004, the company sold 238,200 used cars, which is 92 percent of the total 259,402 vehicles the company sold during that period. For more information, access the CarMax Web site at www.carmax.com.


                                     -more-

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CarMax, Inc.
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Forward-Looking Statements
--------------------------

The company cautions readers that the statements in this release about the company's future business plans, operations, opportunities, or prospects, including without limitation any statements or factors regarding expected sales, margins, or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the company's Annual Report on Form 10-K for the fiscal year ended February 29, 2004, and its quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.

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Contacts
--------
Investors and Financial Media:
     Dandy Barrett, Assistant Vice President, Investor Relations, (804) 935-4591 Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
     Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594